Exhibit 8.4

BY POST

China Ming Yang Wind Power Group Limited	Email	Voon.keat.lai@shlegal.com
Jianye Road, Mingyang Industry Park	Direct line	+852 25332790
National Hi-Tech Industrial Development Zone	Direct fax	+852 31503790
Zhongshan, Guangdong 528431	Our ref	VKL/LCK/GDMY01/BG2116H/
The People’s Republic of China		OO013e04

18 April 2011

Dear Sirs,

LEGAL OPINION ON CERTAIN HONG KONG TAX MATTERS

We are a firm of solicitors duly qualified and authorised to practise Hong Kong law in Hong Kong and to issue opinions in connection with the laws and regulations thereof.

We refer to the proposed offering (the “Offering”) of the American depositary shares (the “ADSs”) by certain selling shareholders of China Ming Yang Wind Power Group Limited (the “Company”), a Cayman Islands company. We have been asked to provide this legal opinion (the “Opinion”) to you with regard to the Hong Kong tax consequences of the purchase and ownership of the ADSs by an investor that purchases such ADSs in the Offering.

1          SCOPE

This Opinion relates solely to Hong Kong law as applied by the courts of Hong Kong at the date of this Opinion. We express no opinion on the laws of any other jurisdiction and have made no investigation on the laws of any other jurisdiction.

2          OPINION

Upon the basis of the foregoing and subject to the qualifications set out below, we set forth our opinion as at the date hereof.

2.1      Hong Kong Taxation

2.1.1  Profits tax

Hong Kong imposes profits tax on a territorial basis. This means that generally profits derived from investing in the ADSs are only subject to Hong Kong profits tax if such profits arise in or are derived from Hong Kong.

Overseas and associated offices Athens Bucharest Guangzhou Kuwait London Paris Piraeus Shanghai Singapore

PARTNERS Hilda Chiu, Ian Devereux, Malcolm Kemp, Gilbert Kwok, Voon Keat Lai, Chloe Lee, Mark Reed,

Audrey Shum, Karen To, Jason Toms, Yeeling Wan, Paul Westover, Stephanie Wong

NON-EXECUTIVE PARTNER Andrew Sutch (Non-resident) www.shlegal.com

DATE 18 April 2011

2.1.2	Hong Kong does not impose any turnover, sales or value-added taxes.

2.1.3	Rates of profits tax

The current normal profits tax rate applicable to corporations is 16.5% and the current normal profits tax rate applicable to individuals is 15%. The information provided to us shows that the Company does not currently carry out any trade or business in Hong Kong. If, however, the Company carries out any trade, profession or business in Hong Kong in the future and profits arise or are derived from such trade, profession or business, then based on the current Hong Kong tax regime (and without taking into consideration any allowances that may be available), the current normal profits tax rate for corporations will be applicable and any profits of the Company arising in or derived from Hong Kong will be subject to a profits tax rate of 16.5%.

2.1.4	Purchase and sale of ADSs

2.1.4.1	Where the investor has no presence in Hong Kong and does not carry on any trade, profession or business in Hong Kong either directly or through an agent (meaning that the investor is not resident in Hong Kong), any gains derived by the investor from the purchase and subsequent disposal of the ADSs would not be subject to Hong Kong profits tax.

2.1.4.2	Where the investor carries on trade, profession or business in Hong Kong (meaning that the investor is resident in Hong Kong), one needs to consider whether the gains from the disposal of the ADSs is capital or revenue in nature, and whether it is Hong Kong or non-Hong Kong sourced.

2.1.4.3	There is no tax on capital gains in Hong Kong. If the investor is carrying on a trade, profession or business in Hong Kong but holds the ADSs for investment purposes, any gains derived from the disposal of the ADSs would not be subject to Hong Kong profits tax. The burden of proof will be on the investor that the gains are capital in nature.

DATE 18 April 2011

2.1.4.4	If the investor is carrying on trade, profession or business in Hong Kong and fails to prove that the profits derived from the disposal of the ADSs is capital in nature, the profits on disposal will be subject to Hong Kong profits tax if those profits are Hong Kong sourced. The Inland Revenue Department currently regards the locality of the profits to be the location of the stock exchange where the shares or securities in question (in this case the ADSs) are traded. Where the purchase and sale took place over-the-counter, the place where the contracts of purchase and sale are effected will be the locality of the profits. Trades of ADSs executed on the New York Stock Exchange would therefore generally be considered to be effected in the United States and any profits on disposal would be considered to be non-Hong Kong sourced and hence not subject to Hong Kong profits tax. This general principle may not apply to the trading profits of certain investors due to the nature of their business (e.g. insurance companies) or the way their transaction is arranged (e.g. off exchange transactions).

2.1.5	Capital gains

Hong Kong does not impose tax on capital gains. Thus, any gains derived from the disposal of the ADSs acquired for long term investment will not be taxable in Hong Kong.

2.1.6	Dividends

Dividends from sources either inside or outside Hong Kong are not taxable in Hong Kong. Dividends paid by the Company on ADSs would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.

2.1.7	Stamp duty

For transactions of stocks which is required to be registered in Hong Kong, stamp duty is charged at 0.2% on the higher of the consideration or the value of the stocks, payable half by the vendor and half by the purchaser. A fixed duty of HK$5 will also be charged on the instrument of transfer (if any) relating to such transfer of stocks. In case of a company which is not incorporated in Hong Kong or does not keep its register of members in Hong Kong, any transfer of its stock is not subject to stamp duty in Hong Kong.

We understand that ADSs are separately constituted securities and ADSs of the Company are constituted outside Hong Kong. Furthermore, no transfers of ADSs will be registered in Hong Kong.

DATE 18 April 2011

As the Company is not incorporated in Hong Kong, no stamp duty is payable on the purchase and sale of the ADSs in case the Company does not keep its register of members/holders in Hong Kong.

2.1.8	Estate duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on 11 February 2006. No estate duty affidavits and accounts need to be filed and no estate duty clearance papers are needed for the application for a grant of representation in respect of deaths occurring on or after that date. As a result, the estate of any person deceased on or after 11 February 2006, even if such estate includes ADSs, is not subject to any estate duty in Hong Kong.

3	QUALIFICATIONS

3.1	Subject Matter of Opinion

This Opinion addresses exclusively the matters stated herein and is not to be read as extending to any other documents or matters. We express no view with respect to any other matter and are under no obligation to advise you on any matters that may occur after the date of this Opinion which would render the views expressed herein no longer applicable.

3.2	Documents not Examined

This Opinion is an opinion of the tax law in Hong Kong. For the purposes of this Opinion, we have not examined or reviewed any contracts, instruments and other documents relating to the Company; nor have we made any other enquiries or investigations of the Company. Accordingly, this Opinion does not constitute a statement of the effect of Hong Kong tax laws on the Company’s legal, financial and taxation positions.

3.3	Consent

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form F-l filed by the Company under the United States Securities Act 1933 (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof and the reference to the name of our firm under the heading “Legal Matters” in the prospectus contained in the registration statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

DATE 18 April 2011

Yours faithfully

/s/ Stephenson Harwood
Stephenson Harwood